Exhibit (a)(35)

FOR IMMEDIATE RELEASE March 7, 2007	Media Contacts:	Tad Hutcheson tad.hutcheson@airtran.com 678.254.7442

Arne Haak (Financial)		Judy Graham-Weaver 407.318.5187 x judy.graham-weaver@airtran.com 678.254.7448

AIRTRAN HOLDINGS, INC., SUBMITS PROXY STATEMENT NOMINATING THREE DIRECTORS TO THE BOARD OF DIRECTORS OF

MIDWEST AIR GROUP

- Exchange Offer for Midwest Extended to April 11, 2007 -

ORLANDO, Fla. (March 7, 2007) – AirTran Holdings, Inc. (NYSE: AAI), the parent of AirTran Airways, announced today that it has submitted preliminary proxy materials to the Securities and Exchange Commission pursuant to its previously announced intent to elect three nominees to fill positions on the Midwest Air Group, Inc. (“Midwest”) (AMEX: MEH) board of directors at Midwest’s next annual meeting of shareholders. The nominees are John Albertine, Jeffrey Erickson, and Charles Kalmbach.

“By electing these nominees, Midwest shareholders would be electing directors who are committed to acting in the shareholders’ best interests and to keeping the Board’s focus on maximizing shareholder value,” said Joe Leonard, AirTran’s chairman and chief executive officer. “The election of these three nominees would send a strong signal that the company’s ‘stay-the-course,’ ‘business-as-usual-strategy’ – multi-year losses, less service, fewer jobs, and lower wages for employees – is unacceptable. It says that, by continuing along that path, the Company is placing its employees, customers and communities, as well as its shareholders, at risk to the competitive pressures that are already threatening Midwest.”

“Having these excellent candidates as part of the Midwest Board of Directors would also help AirTran’s merger proposal to get a fair hearing in the boardroom, and deliver a message to management that it is in the shareholders’ interests to explore the merits of our offer—something that Midwest’s management has steadfastly refused to do,” Leonard added.

“Furthermore, Midwest’s existing corporate governance practices are seriously flawed and troubling to say the least. In particular, the extent to which the Board of Midwest is relying on the input from financial advisors who are provided an economic incentive if the AirTran-Midwest merger is rejected is hardly the way to explore all opportunities in order to maximize shareholder value. By contrast, the nominees we are putting forward would help to keep the directors focused on their fiduciary duties to act in the shareholders’ interest,” Leonard concluded.

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Add One

AirTran Holdings Submits Proxy Statement Nominating Three Directors to the Board of Directors of Midwest Air

In a related action, AirTran said that it is extending its Exchange Offer, due to expire on March 8, 2007, until April 11, 2007, at 12:00 midnight EDT. AirTran Airways said that it decided to extend its offer so that Midwest’s shareholders can receive all the information they need. AirTran was advised by The Bank of New York, the exchange agent for the offer, that, as of 5:00 p.m. EST, on March 7, 2007, a total of 1,777,638 shares of Midwest common stock were tendered pursuant to the offer.

About AirTran Airways

AirTran Airways, a Fortune 1000 company and one of America’s largest low- fare airlines with more than 8,000 friendly, professional Crew Members, operates more than 700 daily flights to 56 destinations. The airline’s hub is at Hartsfield-Jackson Atlanta International Airport, where it is the second largest carrier. AirTran Airways’ aircraft features the fuel-efficient Boeing 737-700 and 717-200 to create America’s youngest all-Boeing fleet. The airline is also the first carrier to install XM Satellite Radio on a commercial aircraft and the only airline with Business Class and XM Satellite Radio on every flight. For reservations or more information, visit http://www.airtran.com (America Online Keyword: AirTran).

This document relates, in part, to the offer (the “Offer”) by AirTran Holdings, Inc., (“AirTran”) through its wholly-owned subsidiary, Galena Acquisition Corp. (“Galena”), to exchange each issued and outstanding share of common stock and Series A Junior Participating Preferred Stock and associated rights of Midwest Air Group, Inc., a Wisconsin corporation (“Midwest”), (collectively the “Rights” and together, the “Midwest Shares”), for consideration consisting of a combination of cash and common stock, par value $0.001 per share (“AirTran Common Stock”), of AirTran having an aggregate value of $13.25 per share, comprised of $6.625 in cash and 0.5884 of a share of AirTran common stock.

The Offer currently is scheduled to expire at 12:00 Midnight, New York City time on April 11, 2007, unless extended. AirTran and Galena have expressly reserved the right, in their sole discretion, to extend the period of time during which the Offer will remain open. Any extension will be announced no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date. This document does not constitute an offer to purchase or the solicitation of an offer to sell which is being made only pursuant to the Offer to Exchange and related Letter of Transmittal forming part of the registration statement referred to below. The information required to be disclosed by Exchange Act Rule 14d-6(d)(1) is contained in the Prospectus and is incorporated by reference. The Offer is not being made to and nor will tenders be accepted from or on behalf of holders of securities of Midwest Air Group, Inc. in any jurisdiction in which the making of the Offer or the acceptance thereof would not comply with the laws of such jurisdiction. In those jurisdictions in the United States where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of AirTran and Galena by Morgan Stanley & Co. Incorporated and Credit Suisse Securities (USA) LLC, or by one or more registered broker or dealers under the laws of such jurisdiction.

AirTran also has filed a Registration Statement (No. 333-139917) with the Securities and Exchange Commission on Form S-4 relating to the AirTran common stock to be issued to holders of Midwest shares in the offer (the “Registration Statement”). The terms and conditions of the Offer are set forth in the prospectus, which is a part of the registration statement (the “Prospectus”), and the related Letter of Transmittal, which also are exhibits to the Schedule TO.

AirTran has announced its intent to nominate Messrs. John Albertine, Jeffrey Erickson and Charles Kalmbach for election to the board of directors of Midwest. AirTran has filed a preliminary proxy statement with respect to the proposed transaction and/or nomination of persons for election to the board of directors of Midwest (the “Proxy Statement”). Investors and security holders are urged to read the Registration Statement and the Proxy Statement, as well as any other relevant documents filed with the SEC, and any amendments or supplements to those documents, because they contain or will contain important information.

Investors and security holders may obtain a free copy of the Registration Statement, the Schedule TO and the Proxy Statement and amendments and supplements to such respective documents at www.sec.gov. The Registration Statement, the Schedule TO and the Proxy Statement and such other documents and amendments and supplements to such respective documents may also be obtained free of charge from AirTran by directing such request to: Richard P. Magurno, Corporate Secretary, AirTran Holdings, Inc., 9955 AirTran Boulevard, Orlando, Florida 32827, or to the information agent for this offering: Innisfree M&A Incorporated, 501 Madison Avenue, New York, New York 10022.

AirTran and its wholly owned subsidiaries, Galena and AirTran New York, LLC and their respective directors and executive officers and each of Messrs. John Albertine, Jeffrey Erickson And Charles Kalmbach are participants in the solicitation of proxies from the shareholders of Midwest.

Information about the directors and executive officers of AirTran and their ownership of AirTran stock is set forth in the proxy statement for AirTran’s 2006 annual meeting of shareholders. Information about the directors and officers of Galena is set forth in Schedule II of the Offer to Exchange which is incorporated by reference in the Schedule TO, information with respect to the three nominees is set forth in Amendment No. 10 to the Schedule TO and, in each case, will be contained in the Proxy Statement to be mailed to the stockholders of Midwest. Investors may obtain additional information regarding the interests of such participants by reading the Proxy Statement.

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